                                                                     Rev. 7/8/96

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into effective the ___ day of July, 1996, by and between Premis Corporation, a Minnesota corporation ("Buyer"), and each of the parties identified on Exhibit A hereto ("Sellers"), all residents of the Province of Ontario, Canada.

     WHEREAS, Ref Retail Systems Corporation ("REF") is organized under the laws of the Province of Ontario, Canada; and

     WHEREAS, the business of Buyer is to design, develop, market and support integrated turnkey computer systems for business use that are based on Buyer's proprietary applications software; and

     WHEREAS, the business of REF is to design, develop, market and maintain products for the retail point-of-sale industry; and

     WHEREAS, REF is authorized to issue two thousand (2000) common shares, without par value, an unlimited number of Class A preference shares without par value, 925,000 Class B special shares, and an unlimited number of Class C special shares without par value. The shares that are issued and outstanding are set forth on Exhibit A attached hereto and are identified herein as the "REF Shares;" and

     WHEREAS, Sellers, together, own all of the issued and outstanding REF Shares; and

     WHEREAS, the Sellers desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Sellers, all of Sellers' REF Shares for the consideration and upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. AGREEMENT TO PURCHASE AND SELL REF SHARES. The Sellers hereby sell, assign and transfer to the Buyer and the Buyer agrees to purchase, all of the REF Shares, whether now owned or hereafter acquired, free and clear of all liens, proxies, pledges, claims and encumbrances of any kind, nature or description, for the consideration set forth in Section 4 below.

     2. TRANSFER OF SHARES. The transfer of the REF Shares pursuant to this Agreement shall be accomplished by delivery at the Closing of a certificate or certificates evidencing the REF Shares duly endorsed by Sellers to Buyer or accompanied by duly executed stock assignments acceptable to Buyer. At any time, and from time to time, upon request of the Buyer after the Closing, the Sellers agree to duly execute, acknowledge and deliver, without further consideration, all such further documents, and take all such other action consistent with this Agreement, as shall be necessary to effectuate the transfer of the REF Shares as provided herein free of all liens, proxies, pledges, claims and encumbrances of any kind, nature or description.

     3.   RESTRICTIONS RELATING TO SHARES.   Upon the signing of the Agreement,
and until the Closing, except for the restructuring described on EXHIBIT F, the Sellers hereby agree that the Sellers shall not, without the prior written consent of the Buyer, which consent may be withheld in the Buyer's absolute discretion, take or permit to be taken any of the following actions by Sellers and/or REF:

          (a) Sell, transfer, assign or otherwise dispose, or agree to sell, transfer, assign or otherwise dispose, the REF Shares or any interest therein, in whole or in part, except to Buyer as contemplated in this Agreement;

          (b) Grant, or agree to grant, any lien, proxy, pledge, claim and/or encumbrance of any kind, nature or description, on the REF Shares or any interest therein to any person or entity;

          (c) Take any action, whether as a shareholder, director, officer or employee of REF that is inconsistent with the provisions, restrictions, covenants, agreements, representations or warranties contained in this Agreement; or

          (d) Declare or pay any dividend on the capital stock of REF, or make any other distribution with respect to such capital stock.

     4. PURCHASE PRICE. The aggregate purchase price to be paid by the Buyer to the Sellers in full consideration for all of the REF Shares shall be $6,500,000 (the "Purchase Price"). Provided the Sellers have complied with the terms, covenants and conditions set forth in this Agreement to be complied with by the Sellers prior to the Closing, the Purchase Price shall be paid as follows, subject to the right of any individual Seller to direct Buyer to allocate his, her or its respective portion of the Purchase Price to holding companies incorporated by Sellers and/or to certain other employees of REF:

          (a)  To Robert Ferguson                 $1,499,074

          (b)  To Ted Anderson                     3,250,000

          (c)  To REF Computer Corporation           251,854

          (d)  To Tanya Ferguson                  $  749,536

          (e)  To Alysha Ferguson Trust              374,768

          (f)  To Courtney Ferguson Trust            374,768

     5. CLOSING. Subject to the terms and conditions contained herein, the closing of the transaction contemplated by this agreement (the "Closing") shall be held at the offices of Chappell, Bushell, Stewart, Barristers & Solicitors, Toronto, Ontario on or before October 21, 1996, unless, at the option of Buyer, the Closing is postponed, but not later than 5:00 p.m. Central Standard Time on November 4, 1996. The date on which the Closing occurs is referred to herein as the "Closing Date."

     6. CLOSING DELIVERIES BY SELLERS. Subject to the terms and conditions contained in this Agreement, the Sellers shall make the following deliveries to the Buyer at the Closing:

          (a) Stock certificates representing the REF Shares, duly endorsed by the Sellers and/or the holders of record, or accompanied by duly executed stock powers;

          (b) Resignations executed by each of the officers and directors of REF;

          (c) Releases in favor of REF executed by each of the officers and directors of REF, and by the Sellers, and in form and substance acceptable to the Buyer;

          (d) Stock record books, minute books and corporate seals, if any, of REF in the possession of the Sellers;

          (e) All files, books, records, contracts, correspondence and other property of REF in the possession of the Sellers;

          (f) A copy of the Articles of Incorporation of REF, certified by the appropriate official of the Province of Ontario, containing no restrictions on the ability of the holder of the REF Shares to govern and control all aspects of REF, and a certificate of good standing for REF issued by the appropriate official of the Province of Ontario, and of any other jurisdiction where REF is, or is required to be, qualified to do business as a foreign corporation, each dated within three (3) days of the Closing Date, including any similar documents as the Buyer may reasonably request with respect to any corporation created by the restructuring as set forth on EXHIBIT F;

          (g) A copy of the Bylaws of REF certified by the Secretary of such corporation to be true, correct and complete as of the date of the Closing, and containing no restrictions on the ability of the holder of the REF Shares to govern and control all aspects of REF;

          (h) An Employment Agreement for the employment Ted Anderson ("Anderson") as a senior executive and officer of REF in the form attached hereto as EXHIBIT B (the "Employment Agreement"), executed by Anderson;

          (i) A Noncompete Agreement in the form attached hereto as EXHIBIT C-1, executed by Robert Ferguson ("Ferguson");

          (j) A Noncompete Agreement in the form attached hereto as EXHIBIT C-2, executed by Anderson;

          (k) A Certificate duly executed by the Sellers, dated the Closing Date, to the effect that (i) the representations and warranties of the Sellers contained herein are true, correct and complete as of the Closing, (ii) all of the obligations and actions to be performed by the Sellers prior to the Closing have been performed; and (iii) the Sellers have not breached or defaulted on the Sellers' agreements and covenants hereunder prior to and including the Closing; and

          (l) Opinions of counsel to each of the Sellers and to REF substantially in the form attached hereto as EXHIBITS D-1 AND D-2 which opinions shall be modified as reasonably necessary on closing to reflect the corporate restructuring of REF contemplated by Exhibit F.

     7. CLOSING DELIVERIES BY BUYER. Subject to the terms and conditions contained in this Agreement, the Buyer shall make the following deliveries to the Sellers at the Closing:

          (a) Wire transfers of immediately available funds, as directed by the Sellers, in the aggregate amount of $6,500,000.

          (b) A Stock Option Agreement with Anderson in the form of EXHIBIT I signed by Buyer (the "Option Agreement"). The exercise price of the Buyer shares subject to the Option Agreement shall be (i) the selling price of the shares sold by Buyer in the secondary offering as described in Section 15 of this Agreement, less underwriter's discount, or (ii) if there is no secondary offering, the lower of (x) the average of the mean between the bid and asked prices over the ten (10) trading days immediately preceding the Closing Date, and (y) the lowest price of the Buyer shares established in any warrant or similar instrument granted to any underwriter or investor in connection with any private placement of securities of the Buyer at any time within ninety (90) days following the Closing Date.

          (c) The Employment Agreement with Anderson in the form of EXHIBIT B, signed by Buyer.

          (d) A certificate duly executed by Buyer, dated the date of the Closing, to the effect that (i) the representations and warranties of the Buyer contained herein are true, correct and complete as of the Closing; (ii) all of the obligations and actions to be performed by the Buyer between March 31, 1996 and the Closing have been performed; and (iii) the Buyer has not breached or defaulted on the Buyer's agreements and covenants hereunder prior to and including the Closing.

          (e) An opinion of counsel to the Buyer substantially in the form attached hereto as EXHIBIT E.

     8. CONDITIONS PRECEDENT TO PURCHASE OF REF SHARES. The obligations of the Buyer to consummate the purchase of the REF Shares at the Closing shall be subject to the following conditions, any or all of which may be waived in writing by the Buyer on or before the Closing:

          (a) The REF Shares shall be owned of record and, except for the Alysha Ferguson Trust and the Courtney Ferguson Trust, beneficially by the Sellers or subject to their control and direction and be free and clear of any and all liens, proxies, pledges, claims and encumbrances of any kind, nature or description including any non-possessory security interests;

          (b) The Sellers shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement on the Sellers' part to be performed or complied with at or prior to the Closing;

          (c) The representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing with the same force and effect as though made on and as of the Closing;

          (d) As of the Closing, no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or threatened against the Sellers, or REF that might result in an action to enjoin or prevent the consummation of the transactions contemplated in this Agreement or that might have a material adverse effect on the business, operations or assets of REF; it being acknowledged that the existing actions with Propharm Limited and John Wallace Drug Store Limited (action 70504/91Q and 4166A/9 have been fully disclosed to the Buyer and Buyer may insist that those actions be settled or dismissed before the Buyer is obligated to close;

          (e) As of the Closing, the Buyer shall have obtained the consent of any governmental authorities in Canada and the United States of America that may be required for the Buyer to consummate the transaction;

          (f) Subsequent to March 31, 1996 and as of the Closing, there shall have been no material damage, dilution, diminution, or destruction to or any material adverse change affecting REF's assets, properties, or businesses; it being acknowledged that changes in the ordinary and normal course of business and/or changes resulting from a general deterioration of the market in which REF is engaged and/or any damage, destruction or loss of any character substantially covered by insurance will not be considered material or substantial;

          (g) The restructuring of REF's capital stock and other measures as set forth on EXHIBIT F shall have been completed or written confirmation from the Sellers that the proposed restructuring as set forth in EXHIBIT F shall not be commenced by the Sellers.

In the event the Sellers are in breach or default of any of the conditions contained in this Section 8 as of the Closing, and such breach or default has not been waived in writing by the Buyer, the Buyer may, at Buyer's option and sole discretion exercise the remedies set forth in Section 18 of this Agreement.

     9. CONDITIONS PRECEDENT TO SALE OF REF SHARES. The obligations of the Sellers to consummate the sale of the REF Shares at the Closing shall be subject to the following conditions, any or all of which may be waived in writing by the Sellers on or before the Closing.

          (a) The number of directorships of the Buyer shall be increased, if necessary, and the Buyer's Board of Directors shall have elected Anderson to be a director of Buyer, effective upon the Closing;

          (b) The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement on the Buyer's part to be performed or complied with at or prior to the Closing;

          (c) The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing with the same force and effect as though made on and as of the Closing;

          (d) As of the Closing, no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or threatened against the Buyer that might result in an action to enjoin or prevent the consummation of the transactions contemplated in this Agreement or might have a material adverse effect on the business, operations or assets of Buyer;

          (e) As of the Closing, the Seller shall have obtained the consent of any governmental authorities in Canada and the United States of America that may be required for the Seller to consummate the transaction

          (f) Subsequent to March 31, 1996 and as of the Closing, there shall have been no material damage, dilution, diminution, or destruction to or any material adverse change affecting Buyer's assets, properties, or businesses, it being acknowledged that changes in the ordinary and normal course of business and/or changes resulting from a general deterioration of the market in which Buyer is engaged and/or any damage, destruction or loss of any character substantially covered by insurance will not be considered material or substantial.

In the event the Buyer is in breach or default of any of the conditions contained in this Section 9 as of the Closing, and such breach or default has not been waived in writing by the Sellers, the Sellers may, at Sellers' option and sole discretion exercise the remedies set forth in Section 18 of this Agreement.

     10. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. As a material inducement to the Buyer entering into this Agreement, the Sellers hereby represent and warrant to the Buyer the following, in each case as of the date of this Agreement and the Closing, giving effect to the restructuring of REF's capital stock as described in EXHIBIT F, unless otherwise specifically provided:

          (a) SELLERS' TITLE TO REF SHARES; CAPITAL STRUCTURE. The Sellers are the record and, except for the Alysha Ferguson Trust and the Courtney Ferguson Trust, the beneficial owners and holders of the REF Shares, including, without limitation, all voting power and investment power with respect to the REF Shares, or the REF Shares are subject to Sellers control and direction and are free and clear of all liens, security interests, pledges, restrictions, encumbrances, equities, claims, charges, voting agreements, voting trusts, proxies and rights of any kind, nature or description, whatsoever (collectively, "Encumbrances"); Sellers have full legal right and power and all authorizations and approvals required by law including all resolutions and consents of the directors of REF, to sell, transfer and deliver the REF Shares as contemplated hereunder, and to make the representations, warranties and agreements made hereunder, and upon consummation of the transactions contemplated herein, the Buyer shall receive good and marketable title to the REF Shares free and clear of all Encumbrances. The REF Shares constitute all of the issued and outstanding capital stock of REF, and there are no options, warrants, convertible securities, debt securities or the like issued or outstanding or through which any party could acquire capital stock in REF. All of the REF Shares have been duly authorized, validly issued, fully paid and are non-assessable.
 None of the Shares have been issued in violation of the rights of any other person or entity.

          (b) CORPORATE EXISTENCE AND POWER. REF is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, and is qualified or licensed to do business in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. REF has all requisite corporate power and authority to own, lease or operate its properties and assets, and to carry on its business as now being conducted or operated.

          (c) AUTHORIZATION. This Agreement has been duly executed by Sellers, and this Agreement and all agreements, instruments and certificates to be delivered by Sellers pursuant to this Agreement (hereafter referred to as the "Sellers' Purchase Documents") constitute the valid and legally binding obligations of Sellers, enforceable against Sellers, jointly and severally, in accordance with its terms. Sellers have obtained all necessary authorizations, consents and approvals, governmental and otherwise, required for the execution and delivery of this Agreement and Sellers' Purchase Documents and performance of Sellers' obligations hereunder and thereunder.

          (d) NO RESTRICTIONS. The execution, delivery and performance of the Sellers' Purchase Documents by Sellers in accordance with their respective terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or material loss of rights under, or result in the creation of any lien or encumbrance, or require the consent of any third party or governmental authority, pursuant to (i) any provision of the articles of incorporation or bylaws of REF as of the date hereof, or (ii) any law, statute or regulation, judgment, order, writ, injunction, or decree applicable to the Sellers or REF, or (iii) any franchise, mortgage, loan agreement, indenture or deed of trust or any lease, license, agreement, security agreement, security interest, or any law, rule, regulation, order, judgment or decree to which Sellers or REF is a party or by which any of them or any of the assets of REF may be bound, subject to or affected.

          (e) BURDENSOME AGREEMENTS. The Sellers and the REF Shares are not, and neither REF nor its assets, properties or businesses are, subject to or bound or affected by any charter, bylaw or other corporate or contractual restriction or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which would or could
(i) prevent Sellers from entering into the Sellers' Purchase Documents or from consummating the transactions contemplated herein, or (ii) materially and adversely affect the REF Shares or REF's assets, properties, businesses, prospects or condition, financial or otherwise.

          (f) NO SUBSIDIARIES. REF does not own any interest, directly or indirectly, in any other corporation, joint venture or entity, except that REF owns all of the issued and outstanding capital stock of (i) the Softworks Group Inc., a corporation organized under the laws of Ontario which was acquired in 1995 and is inactive, and (ii) Ref Retail Systems, Inc., a corporation organized under the laws of the state of Delaware, which corporation has no assets or liabilities and is inactive. REF is not subject to any requirement or obligation to provide funds to, or invest in, any other entity.

          (g) FINANCIAL INFORMATION AND STATEMENTS. All of the financial information relating to REF's business (the "Financial Information") provided by Sellers or REF in writing to Buyer prior to the date of this Agreement and the Closing is true, correct and complete and is a fair and accurate presentation of the results of the operations and the financial condition of REF for all periods and dates indicated therein. The Financial Statements of REF identified on
SCHEDULE 10(g) and heretofore provided by Sellers to Buyer (the "Financial Statements") are true, correct and complete in all material respects and fairly present the financial position of REF as of the dates and for the periods shown on such financial statements. No event has occurred since the date of the most recent Financial Statements that would have a material adverse effect upon the foregoing except that REF paid bonuses in the total amount of (CAN) $45,000 to certain employees in April, 1996. The Financial Statements do not contain any untrue statement of any material fact and do not omit to state any material fact necessary in order for the statements contained in this Agreement not misleading. Buyer is arranging for an audit of REF's financial statements at Buyer's expense.

          (h) ABSENCE OF UNDISCLOSED LIABILITIES. The Financial Statements make full and complete disclosure and provision for all material obligations, liabilities or commitments (fixed and contingent) of REF. Except as set forth in SCHEDULE 10(h) or as reflected or reserved against in the Financial Statements, as of March 31, 1996, REF had no liabilities or obligations, whether accrued, absolute or contingent. REF has no debt, liability or obligation to Sellers as of the date hereof and the Closing, excepting only accrued and unpaid payroll to make up to one payroll period in amounts consistent with the amounts paid in the previous twelve months.

          (i) TITLE TO ASSETS. REF owns and has good and marketable title to the all of the assets as set forth in the Financial Statements, including but not limited to source code, object code, data base schema, product documentation and user manuals for its point-of-sale products and its REF Open Enterprise products, and none of REF's assets are subject to any security interest, mortgage, pledge, lien or conditional sales agreement, encumbrance or any material adverse claim of any nature whatsoever except as set forth in SCHEDULE 10(i) hereto. Except as set forth on SCHEDULE 10(i), no material personal property assets of REF reflected in the Financial Statements has been sold or disposed of since the date of the Financial Statements.

          (j) PAYMENT OF TAXES. REF has filed all tax returns, reports and related information (collectively, the "Returns") required to have been filed by REF under any applicable law prior to the date hereof, and will have filed all Returns required to have been filed by REF as of the Closing, and no waiver of the applicable statute of limitations or extension of the time for filing a Return or paying such tax is presently or will be as of the Closing in effect. The Returns filed contain no material misstatements or omissions, and all taxes referenced in such Returns have been paid. REF has correctly characterized its respective employees and independent contractors for tax purposes. Neither Sellers nor REF has any knowledge, whether actual or constructive, of any facts which would or could constitute grounds for the assessment of any additional taxes by any taxing authority. In addition to the foregoing, Sellers shall be responsible for the payment of any tax or assessment that may be imposed on REF as a consequence of the restructuring of REF's capital stock as described in EXHIBIT F.

          (k) CONDITION OF ASSETS; ACCOUNTS RECEIVABLE. As of the date hereof, all of the tangible assets of REF have been properly maintained in accordance with normal and customary business practice and are in good working order and condition, reasonable wear and tear excepted. REF is not now nor has REF ever been, the owner of real property. The accounts receivable included on the Financial Statements represent valid obligations, arose from bona fide transactions, and to the knowledge of Sellers, are current and collectible. Sellers believe that the reserve for bad debts shown on the Financial Statements, if any, is adequate and consistent with generally accepted accounting principles.

          (l) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, REF has not:

           (i) incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except in a manner in the ordinary course of business and consistent with prior practices, or incurred any obligation to Sellers other than the payment of salary in accordance with prior practices;

          (ii) sold, transferred, leased to others or otherwise disposed of any material assets, except in a manner in the ordinary course of business and consistent with prior practices;

          (iii) suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or might reasonably be expected to have, a material adverse effect on REF's condition (financial or otherwise), properties, assets, liabilities or operations;

          (iv) had any material change in its relations with its substantial customers or suppliers; provided, however, any disclosures made by Sellers or REF to Buyer regarding the proposed contract with the U.S. Postal Service shall not constitute a material change;

          (v) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license, trademark, trade name, or similar right, or modified any existing rights with respect thereto;

          (vi) suffered any other change, event or condition which, in any case or in the aggregate, has had or is reasonably expected to have a material adverse effect on REF's condition (financial or otherwise) or its business, operations or assets;

          (vii) conducted REF's business and operations in a manner other than in substantially the same manner in which it has theretofore been conducted;

          (viii) increased the level of compensation payable to any officer or director of REF;

          (ix) cancelled or compromised any receivable or claim of REF, or waived or released any of REF's respective rights of any material value;

          (x) made any increase in or commitment to adopt or increase any employee benefits or benefit plans;

          (xi) except for customer purchase agreements, made or entered into any individual contract or commitment in excess of $10,000 or any contracts or commitments in excess of $75,000 in the aggregate;

          (xii) issued, granted or sold, or agreed to issue, grant or sell, any capital stock of REF, or any convertible securities, debt securities, rights with respect to securities, or other securities of REF, except for the restructuring set forth on EXHIBIT F;

          (xiii) declared any dividend or made any payment or distribution to the shareholders of REF, or purchased or redeemed any of its outstanding capital stock; or

          (xiv) deferred the payment of any expense or liability, or prepaid any expense or liability, in anticipation of the consummation of the transactions contemplated in this Agreement.

          (m) PERMITS AND LICENSES. There are no permits, licenses or franchises issuable by governmental agencies which are necessary in connection with the business of REF or ownership of its assets, other than those listed on the attached SCHEDULE 10(m) (the "Permits"). All of the Permits are, as of the date hereof and the Closing, in full force and effect, no suspension or cancellation has been threatened and no cause for such cancellation or suspension exists, and, no consent of any issuer or grantor of a Permit is required in connection with the execution and delivery of Sellers' Purchase Documents or the consummation of the transactions contemplated herein which has not been obtained by the Sellers as of the Closing.

          (n) COMPLIANCE WITH LAWS. The business and operations of REF have been conducted in accordance and in compliance with all applicable laws, ordinances, rules and regulations of all authorities. Neither the Sellers nor REF has received any notice of violation of any such laws, ordinances, rules or regulations.

          (o) TRADE NAME AND TRADEMARK. REF owns its business trade name and no person, firm, corporation or other entity is entitled to restrain REF from using such name. Neither Sellers nor REF has received any notice claiming that REF is infringing upon or otherwise acting adversely to any copyrights, trademarks, service marks, trademark rights, trade names, patents, patent rights, licenses or trade secrets allegedly owned by any person, firm, corporation or other entity.

          (p) TRADE SECRETS AND CUSTOMER LIST. REF has the right to use, free and clear of any claims or rights of others, all trade secrets and customer lists included in its respective assets. REF is not in any way making use of any confidential information or trade secrets of any third party in connection with its business.

          (q) SELLERS' INTEREST IN SIMILAR BUSINESSES. Sellers do not have any financial interest in any person, firm, corporation or other entity which is, or during the past five (5) years was, directly or indirectly engaged in a business substantially similar to REF's business, or which is a party to any agreement to which Sellers or REF is also a party.

          (r) LITIGATION; LAWS. Except as disclosed in Section 8(d) of this Agreement, there is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any other decree or judgment (collectively, "Litigation") in progress, pending or in effect, or threatened, against or relating to Sellers or REF, or REF's respective assets, business or operations, or to the transactions contemplated by the Sellers' Purchase Documents, and neither Sellers nor REF knows, or has any reason to know, of any basis for the same.

          (s) DISCLOSURE. No representation or warranty by Sellers contained in this Agreement, and no information heretofore provided to the Buyer, or contained in the Financial Information or any other instrument or document furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The recitals to this Agreement shall be deemed to be representations and warranties of the Sellers hereunder.

          (t)  LEASED REAL PROPERTY.

               (i) SCHEDULE 10(t) attached hereto is a true, correct and complete list of all real property leased, by REF and used in the conduct of REF's business, and all subleases, consents, licenses and other agreements (collectively, the "Real Property Leases") under which REF uses or occupies or has the right to possess, enjoy, use or occupy, now or in the future, any real property, building, structure or other improvement (the real property, buildings, structures, and other improvements herein referenced being collectively referred to as the "Real Property"), which list sets forth the date of and parties to each Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the rent, term and renewal terms (whether or not exercised) of each Real Property Lease and a general description of the Real Property. REF has not assigned, subleased or otherwise encumbered its interest in any of the Real Property. Neither Sellers nor REF has received any notice that they do not currently possess all certificates of occupancy, permits, licenses and authorizations (collectively, the "Real Property Permits") of all governmental authorities and from all insurance companies and fire rating and other similar boards and organizations (collectively, "insurance organizations"), required or appropriate to have been issued to enable the Real Property to be lawfully leased, operated, occupied and used for all of the purposes for which they are currently owned, leased, operated, occupied and used.

          (ii) No notice of violation of laws, ordinances, regulations, orders, zoning laws, building laws or fire laws or requirements covering the Real Property (collectively, the "Real

Property Laws") are outstanding with respect to the Real Property to the extent that any such violation has not been cured or any such notice not complied with, and neither Sellers nor REF has received or currently expect to receive any notice of violation or claimed violation of any Real Property Law.

          (iii) Sellers and REF have not received notice and have no knowledge of any pending, threatened or contemplated condemnation proceeding affecting any of the Real Property or of any sale or other disposition of the Real Property or any portion thereof if lieu of condemnation.

          (iv) Sellers and REF are not and have never been in violation of, and no Seller has any notice or actual or constructive knowledge of any violation of, any applicable laws, statutes, rules, regulations, or ordinances relating to public health, safety, or the treatment, storage, use, release, disposal, sale, distribution, or management of hazardous substances, including, but not limited to, substances defined or listed as "hazardous substances", "hazardous materials", "hazardous waste", "extremely hazardous substances", "toxic substances", "toxic chemicals", or any variation thereof under applicable laws, or determined at any time to be such pursuant to applicable laws or rules or regulations adopted or publications promulgated pursuant to such laws (collectively, "Hazardous Substances").

          (u) SELLERS' EMPLOYEES. Except for confidentiality contracts listed on SCHEDULE 10(u), REF does not have any employment or noncompetition agreements with any of its directors, officers or employees and each of its employees is employed "at will" and may be terminated at any time, with or without cause.
REF is not a party to any collective bargaining agreement and no proposals have been made to negotiate or enter into any collective bargaining agreement in connection with REF's business. REF is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices. There is no unfair labor practice or discrimination complaint against REF pending before or threatened before the Ministry of Labour or any other board, department, commission, or agency; nor does any basis therefor exist; and there is no labor strike, dispute, grievance, controversy or other labor trouble pending or threatened, affecting REF nor does any basis therefor exist. REF has withheld all material amounts required by law or agreement to be withheld from the wages or salaries of its employees prior to the date of this Agreement and the Closing, and is not liable for any material arrears of wages or any material taxes or penalties for failure to comply with any of the foregoing.

          (v) EMPLOYEE BENEFITS. REF has no accrued obligations, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency, with respect to unemployment compensation, social security, pension or any other benefits for its employees as of the date hereof and the Closing, except as disclosed on
SCHEDULE 10(v). All reasonably anticipated obligations of REF (whether arising by operation of law, by contract or by past custom) for salaries, vacation and holiday pay, bonuses and other forms of compensation which were or as of the date of this Agreement or the Closing are payable to REF's employees have been included in the Financial Statements or have been paid. Except as set forth on
SCHEDULE 10(v) hereto, REF does not maintain any pension, retirement, disability, medical, dental, or other death benefit plan, profit sharing, deferred compensation, stock option, or severance plan.

          (w) MATERIAL CONTRACTS. Except as set forth on SCHEDULE 10(w) hereto (which listed contracts are hereafter collectively referred to as the "Contracts"), REF is not party to or bound by any written or oral agreement listed below relating to business:

           (i) contract, commitment or arrangement for capital expenditures having a remaining balance in excess of $1,000;

           (ii) contract, commitment or arrangement containing covenants not to compete in any lines of business or with any person or entity, or not to disclose any information relating to any person or entity;

           (iii) loan, credit, promissory note, guarantee, or other evidence of indebtedness, including all agreements for any commitments for future loans, credit, or financing, but excluding credit on account extended to customer's of their respective business;

           (iv) agreement, contract or commitment for the purchase of any services, merchandise, or supplies, requiring the payment of more than $1,000 including, without limitation, independent contractor agreements; or

           (v) agreement, contract or commitment for the sale of any assets, products, or services involving a value or more than $10,000.

Except as set forth in SCHEDULE 10(w), each Contract is terminable pursuant to the terms thereof without penalty, cost or liability on notice not exceeding thirty (30) days. REF is not in material breach, and has not received notice that it is in material breach, of any of the Contracts. None of such Contracts will be in default or breach as a result of the transactions contemplated in this Agreement, and as of the Closing no consent of any party is required thereunder in connection with the change in control contemplated in this Agreement which has not been obtained by the Sellers.

          (x) PREDOMINANT CUSTOMERS. Except as set forth on SCHEDULE 10(x) hereto, no single customer of REF accounted for over five percent (5%) of the revenues of REF's business during the fiscal year immediately preceding the date of this Agreement. Since March 31, 1996, and except as set forth on SCHEDULE 10(x), no customer or vendor who has accounted for over five percent (5%) of the revenues of REF's business during the fiscal year immediately preceding the date of this Agreement indicated to Sellers or REF that it intends to cease doing business with REF or materially alters the amount or pricing of business done with REF.

          (y) INSURANCE. REF has insurance on its tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in amounts equal to or in excess of the full replacement value thereof, and comprehensive liability insurance with limits of liability of at least $1,000,000. All such insurance is in full force, with the premiums thereon paid, and is carried by reputable carriers.

          (z) RESIDENCY. Each of the Sellers, and each trustee for any trust which is a Seller, is not a non-resident of Canada within the meaning of the Income Tax Act.

     11. REPRESENTATIONS AND WARRANTIES OF THE BUYER. As a material inducement to the Sellers entering into this Agreement, the Buyer hereby represents and warrants to the Sellers the following, in each case as of the date of this Agreement and the Closing, unless otherwise specifically provided:

          (a) AUTHORIZATION. This Agreement has been duly executed by Buyer, and this Agreement and all agreements, instruments and certificates to be delivered by Buyer pursuant to this Agreement (hereafter referred to as the "Buyer's Purchase Documents") constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has obtained all necessary authorizations, consents and approvals, governmental and otherwise, required for the execution and delivery of this Agreement and performance of Buyer's obligations hereunder.

          (b) NO RESTRICTIONS. The execution, delivery and performance of the Buyer's Purchase Documents by Buyer in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or material loss of rights under, or result in the creation of any lien or encumbrance, or require the consent of any third party or governmental authority, pursuant to (i) any law, statute or regulation, judgment, order, writ, injunction, or decree applicable to the Buyer, or (ii) any franchise, mortgage, loan agreement, indenture or deed of trust or any lease, license, agreement, security agreement, security interest, or any law, rule, regulation, order, judgment or decree to which Buyer is a party or by which Buyer or Buyer's assets may be bound, subject, or affected.

          (c) BURDENSOME AGREEMENTS. The Buyer is not, and Buyer's assets, properties or businesses are not, subject to or bound or affected by any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which would or could prevent Buyer from entering into the Buyer's Purchase Documents or from consummating the transactions contemplated herein.

          (d) LITIGATION; LAWS. There is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any other decree or judgment in progress (collectively, "Litigation") pending or in effect, or threatened, against or relating to the Buyer consummating the transactions contemplated by the Buyer's Purchase Documents and Buyer does not know, or have any reason to know, of any basis for the same.

     12. COVENANTS OF SELLERS PRIOR TO CLOSING. Until the Closing, the Sellers shall, and shall take all action to cause REF to do or refrain from doing the following, in each case unless otherwise agreed or approved in writing by the Buyer, which agreement or approval may be given or withheld in Buyer's sole discretion and without any resulting liability to the Buyer:

          (a) Afford Buyer and his representatives with full and free access to REF's personnel, properties, books, records, accounts, tax returns, contracts and commitments and furnish to the Buyer all such information concerning REF and its respective business and affairs as Buyer may request. The furnishing of such information to the Buyer and any such investigation by the Buyer shall not affect or in any way limit the Buyer's right to rely on the representations and warranties made by the Sellers in this Agreement, except to the extent that the information provided by Sellers prior to the Closing shows that a representation or warranty of the Sellers made in this Agreement is inaccurate, and the Buyer completes the transactions hereunder notwithstanding such inaccuracy.

          (b) Except as permitted or required under this Agreement, operate the business and operations of REF only in the ordinary course of business as conducted prior to March 31, 1996, not take any action or course of action and not permit by inaction, any circumstance or event which would or could cause the Sellers to be in breach or default of Sellers' obligations, covenants, agreements, representations, warranties or restrictions contained in this Agreement, and use their best efforts to (i) preserve and keep intact the present business organizations of REF; (ii) keep available the services of REF's present officers and employees; (iii) preserve the relationships with the customers, suppliers, and others having business dealings with REF; (iv) maintain all of properties necessary for the conduct of REF's business, whether owned or leased, in good repair and condition, reasonable wear and tear excepted, maintain insurance upon all of the properties and with respect to the conduct of REF business identical to that in effect on the date hereof and present any claim thereunder in a timely fashion; (v) maintain all of the books and records of REF in the usual and ordinary manner; (vi) comply with all laws, rules and regulations applicable to REF and the conduct of its business; and
(vii) perform all of the obligations of REF without material default in accordance with the past practices of such companies and pay and perform all current liabilities when due.

          (c) Use their best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the transactions contemplated hereby.

          (d) Advise the Buyer promptly in writing of any fact which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would or could result in the breach by Sellers of any representation or warranty or a breach of any covenant or agreement hereunder.

          (e) Not undertake any course of action inconsistent with the satisfaction of the conditions to Closing set forth herein, and do all such acts and take all such measures as may be necessary to comply, and be in compliance, with the representations, warranties, covenants and agreements contained in this Agreement.

          (f) Not make any change to the Articles, bylaws or capital structure of REF, or issue or sell, or agree to issue or sell, any capital stock or security of REF, or declare or pay any dividend or distribution out of REF or incur any material obligation by REF, or modify, terminate or enter into any commitment or Contract of either REF, except for the restructuring contemplated by EXHIBIT F.

          (g) Consult with and obtain the approval of the Buyer as to and on any and all material business decisions or proposals involving REF.

The parties acknowledge and agree that the provisions of this Section 12 are intended and shall be interpreted and construed to give the Buyer an absolute veto power over any proposed action or decision, whether corporate, business, or otherwise, of Sellers or REF which action or decision, more likely than not, could have a material adverse effect on the business, operations, assets, or liabilities of REF or the purchase of all of the REF Shares as contemplated in this Agreement. The Sellers hereby represent and warrant that they, jointly and severally, have the power and authority to perform each of their obligations and commitments under this Section 12.

     13. COVENANTS OF BUYER PRIOR TO CLOSING. Until the Closing, the Buyer shall take all action to do or refrain from doing the following, in each case unless otherwise agreed or approved in writing by the Sellers, which agreement or approval may be given or withheld in Sellers' sole discretion and without any resulting liability to the Sellers:

          (a) Afford Sellers and their representatives with full and free access to Buyer's personnel, properties, books, records, accounts, tax returns, contracts and commitments and furnish to the Sellers all such information concerning Buyer and its respective business and affairs as Sellers may request. The furnishing of such information to the Sellers and any such investigation by the Sellers shall not affect or in any way limit the Sellers' right to rely on the representations and warranties made by the Buyer in this Agreement, except to the extent that the information provided by Buyer prior to the Closing shows that a representation or warranty of the Buyer made in this Agreement is inaccurate, and the Sellers complete the transactions hereunder notwithstanding such inaccuracy.

          (b) Except as permitted or required under this Agreement, operate the business and operations of Buyer only in the ordinary course of business as conducted prior to March 31, 1996, not take any action or course of action and not permit by inaction, any circumstance or event which would or could cause the Buyer to be in breach or default of Buyer's obligations, covenants, agreements, representations, warranties or restrictions contained in this Agreement, and use its best efforts to (i) preserve and keep intact the present business organizations of Buyer; (ii) keep available the services of Buyer's present officers and employees; (iii) preserve the relationships with the customers, suppliers, and others having business dealings with Buyer; (iv) maintain all of properties necessary for the conduct of Buyer's business, whether owned or leased, in good repair and condition, reasonable wear and tear excepted, maintain insurance upon all of the properties and with respect to the conduct of Buyer business identical to that in effect on the date hereof and present any claim thereunder in a timely fashion; (v) maintain all of the books and records of Buyer in the usual and ordinary manner; (vi) comply with all laws, rules and regulations applicable to Buyer and the conduct of its business; and (vii) perform all of the obligations of Buyer without material default in accordance with the past practices of such companies and pay and perform all current liabilities when due.

          (c) Use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the transactions contemplated hereby.

          (d) Advise the Sellers promptly in writing of any fact which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would or could result in the breach by Buyer of any representation or warranty or a breach of any covenant or agreement hereunder.

          (e) Not undertake any course of action inconsistent with the satisfaction of the conditions to Closing set forth herein, and do all such acts and take all such measures as may be necessary to comply, and be in compliance, with the representations, warranties, covenants and agreements contained in this Agreement.

     14.  CONFIDENTIAL INFORMATION.

          (a) From and after the date of this Agreement, the Sellers hereby agree that, except: (i) as may be required by law, rule or regulation; or (ii) required to comply with the conditions contained in this Agreement; or (iii) as to Sellers' counsel, financial advisors, consultants, employees or agents; Sellers shall not without the prior written consent of Buyer, at any time reveal, divulge or make known to any person (other than the Buyer or its affiliates), any information that relates to this Agreement, the transactions contemplated hereby, the existing business of REF or the reasonably foreseeable business of REF or any of REF's affiliates, including, but not limited to, customer lists or other customer information, trade secret, marketing plans or proposals, financial information, or any observations, data, written material, records or documents used by or relating to the business of REF which are of a confidential nature (collectively, the "REF Confidential Information"). Confidential Information includes any such information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of the Sellers, and whether or not such information is a matter of public knowledge unless as a result of authorized disclosure to the general public.

          (b) From and after the date of this Agreement, the Sellers hereby agree that, except: (i) as may be required by law, rule or regulation; or (ii) required to comply with the conditions contained in this Agreement; or (iii) as to Sellers' counsel, financial advisors, consultants, employees or agents; Sellers shall not without the prior written consent of Buyer, at any time reveal, divulge or make known to any person (other than the Buyer or its affiliates), any information that relates to the Buyer, the existing business of REF or the reasonably foreseeable business of REF or any of REF's affiliates, including but not limited to, customer lists or other customer information, trade secret, marketing plans or proposals, financial information, or any observations, data, written material, records or documents used by or relating to the business of the Buyer which are of a confidential nature (collectively, the "Buyer Confidential Information"). Confidential Information includes any such information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of the Sellers, and whether or not such information is a matter of public knowledge unless as a result of authorized disclosure to the general public.

          (c) From and after the date of this Agreement, the Buyer hereby agrees that, except: (i) as may be required by law, rule or regulation; or (ii) required to comply with the conditions contained in this Agreement; or (iii) as to Buyer's counsel, financial advisors, consultants, employees or agents; Buyer shall not without the prior written consent of Sellers, at any time reveal, divulge or make known to any person (other than the Sellers or their affiliates), any REF Confidential
Information.

     15. BUYER'S OBLIGATIONS AFTER SIGNING. From and after the date of this Agreement and until the Closing, the Buyer agrees that it shall use its best efforts (which efforts shall not require, however, any personal liability to Buyer or its affiliates) to cause a secondary public offering pursuant to a letter of intent from R.J. Steichen & Company attached hereto as EXHIBIT G to raise at least $6,500,000 net proceeds to Buyer. The secondary offering is anticipated to be completed on or before October 21, 1996. The Closing is intended to be simultaneous with the closing of the secondary offering. The proceeds of the secondary offering will be used to pay the Purchase Price. If the secondary offering is not completed on or before October 21, 1996, the Buyer may seek other financing including a private placement to meet its obligations to the Sellers. Notwithstanding anything contained in this Agreement to the contrary, the Buyer's obligations hereunder shall terminate upon the lawful termination of this Agreement.

     16. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) By either the Buyer or the Sellers if, without fault of the terminating party, the Closing shall not have been consummated on or before October 21, 1996, or such later date as may be established as set forth in
Section 5 of this Agreement;

          (b)  By the mutual agreement of the parties;

          (c) In the event of termination pursuant to Section 16(a) above, written notice shall be given by the party terminating the Agreement and this Agreement shall be terminated without further action.

          (d) If this Agreement is terminated by the Buyer by reason (i) of any representation or warranty of the Sellers made in this Agreement being untrue as of the date hereof or thereafter (other than as a result of events not within Sellers' reasonable control) becoming untrue, or (ii) the Sellers' breach of any of their covenants or agreements contained in this Agreement, in either case, in any respect that is materially adverse in relation to the transactions contemplated hereby or the business of REF, then Sellers shall pay to the Buyer all costs and expenses incurred by the Buyer in connection with the transactions contemplated hereby, including, but not limited to attorneys fees and expenses to a maximum of $50,000 without deduction or set-off of any kind, costs and fees associated with the secondary offering and excluding the termination or "break up" fees set forth in Section 16(f) of this Agreement.

          (e) If this Agreement is terminated by the Sellers by reason (i) of any representation or warranty of the Buyer made in this Agreement being untrue as of the date hereof or thereafter (other than as a result of events not within Buyer's reasonable control) becoming untrue, or (ii) the Buyer's breach of any of its covenants or agreements contained in this Agreement, in either case, in any respect that is materially adverse in relation to the transactions contemplated hereby or the business of Buyer, then Buyer shall pay to the Sellers all costs and expenses incurred by the Sellers in connection with the transactions contemplated hereby, including, but not limited to attorneys fees and expenses to a maximum of $50,000 without deduction or set-off of any kind, and excluding the termination or "break up" fees set forth in SECTION 16(g) of this Agreement.

          (f) If this Agreement or the transactions contemplated hereby are terminated or abandoned by the Sellers and prior to or contemporaneously with such termination or abandonment, (1) any corporation, partnership, person, other entity or group, other than the Buyer shall have acquired or beneficially owns a majority of the capital stock of REF, including the REF Shares, or shall have been granted any option or right, conditional or otherwise, to acquire at least a majority of the capital stock of REF, including the REF Shares, or (2) any person shall have communicated to REF a proposal, which is approved by the Sellers, (i) to acquire REF by merger, purchase of assets or otherwise, or (ii) to make any offer to acquire the REF Shares, then Sellers shall promptly (and in any event within ten days of receipt by the Sellers of written notice from the Buyer that Buyer intends to seek liquidated damages rather than specific performance of the Agreement) pay the Buyer, as a termination fee and liquidated damages the sum of $250,000 and the Buyer agrees that in such event, Sellers shall not be liable to the Buyer for any breach of this Agreement. Sellers agree that Buyer shall not be obligated to seek liquidated damages and may, at Buyer's option, seek specific performance.

          (g) If this Agreement or the transactions contemplated hereby are terminated or abandoned by the Buyer, then Buyer shall promptly (and in any event within ten days of receipt by the Buyer of written notice from the Sellers that Sellers intend to seek liquidated damages) pay the Sellers, as a termination fee and liquidated damages the sum of $250,000 and the Sellers agree that in such event, Buyer shall not be liable to the Sellers for any breach of this Agreement.

If this Agreement is terminated as provided herein, the obligations set forth in Sections 16 and 19 shall survive any such termination.

     17. INDEMNIFICATION AND SET-OFF. Sellers hereby covenant and agree with the Buyer that Sellers shall pay and perform, and shall indemnify, defend and hold harmless the Buyer, the Buyer's affiliates, successors and assigns, from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (collectively, the "Sellers' Indemnified Liabilities") resulting from, arising out of or incurred by any of them in connection with (i) any breach of the representations or warranties made by the Sellers in this Agreement, or (ii) the failure, breach or default by the Sellers in respect of any of the covenants or agreements made by the Sellers in this Agreement or any document related hereto.

          (a) No claim whatsoever may be made by the Buyer as against the Sellers, or any of them, in respect of alleged breaches of such representations and warranties after the date which is twelve (12) months after the Closing Date. "Claim" shall mean the actual commencement of court or, in the alternative, arbitration procedures by the Buyer respecting all such matters in dispute.

          (b) The Buyer shall not be entitled to make any such claim if (i) the Buyer has been advised in writing prior to the date of closing of the inaccuracy, non-performance, non-fulfillment or breach which is the basis for such claim or (ii) information provided by Sellers prior to the Closing shows that a representation or warranty of the Sellers made in this Agreement is inaccurate, and, in either case, the Buyer completes the transactions, hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

          (c) The amount of any damages which may be claimed by the Buyer pursuant to a claim shall be reduced by any insurance proceeds received by the Buyer in relation to the matter which is the subject of the claim.

          (d) The Buyer shall not be entitled to make any claim until the net aggregate amount of all damages, losses, liabilities and expenses incurred by the Buyer as a result of all misrepresentations and breaches of warranties contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account paragraph (d) of this Section 17, is equal to $10,000. After the aggregate amount of such damages, losses, liabilities and expenses incurred by the Buyer exceeds $10,000, the Buyer shall be entitled to make claim for the entire aggregate amount of damages after taking into account the provisions of paragraph (d) of this section.

          (e) Notwithstanding any other provisions of this Agreement, the maximum aggregate liability of each of the Sellers in respect of all such claims by the Buyer will be limited to the consideration received by each such Seller pursuant to this Agreement.

     18. REMEDIES. Any dispute arising from the terms and conditions of this Agreement shall be subject to final and binding arbitration by a single arbitrator in Minneapolis, Minnesota under the rules of the Inter-American Convention on International Arbitration. All rights and remedies under this Agreement shall be cumulative, and the exercise of any one of them shall not be deemed to be a waiver of any other. Time is of the essence in this Agreement. The prevailing party in any arbitration proceeding under this Agreement shall be entitled to recovery of costs and reasonable attorneys' fees, in addition to other relief. The parties hereby submit to the personal jurisdiction of the state or federal courts located in Minnesota for the enforcement of any arbitration award.

     19. EXPENSES. Other than as expressly provided in Section 16 whether or not the Closing shall occur, each of the Buyer and the Sellers shall pay their own respective costs and expenses, including all fees and expenses of their counsel, accountants and other representatives engaged or incurred in connection with this Agreement and the transactions contemplated herein. If the Closing shall take place, a maximum of $50,000 of such costs and expenses of the Sellers shall may be paid by or with funds from REF. The costs and expenses of Anderson shall be paid first from such REF funds, and the remainder, if any, of the REF funds shall be applied to the costs and expenses of other Sellers as determined by Ferguson.

     20.  MISCELLANEOUS.

          (a) NOTICES. Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery, transmission via telecopier or the mailing thereof by first class certified mail, return receipt requested, as follows:


          If to Seller, addressed to Sellers as follows:

               Robert Ferguson
               c/o Prentice Court
               Unionville, Ontario
               L3R 2X6

               and

               c/o Chappell, Bushell, Stewart
               Barristers and Solicitors
               3310-20 Queen Street West
               Toronto, Ontario
               M5H 3R3

          And to:

               Ted Anderson
               c/o 384 Amberlee Court
               Newmarket, Ontario
               L3X 1E8

               and

               c/o Harris & Harris
               Barristers and Solicitors
               190 Attwell Drive, Suite 400
               Etobicoke, Ontario
               M9W 6H8

               Telephone:     (416) 798-2722
               Telecopier:    (416) 798-2715


          If to Buyer, addressed to Buyer as follows:

               Premis Corporation
               Attention:  F. T. Biermeier

               15301 Highway 55 West
               Plymouth, MN  55447
               612-550-1999
               612-550-2999 FAX

Either party may change its address for the purpose of this Agreement by notice to the other party given as aforesaid.

          (b) WAIVER. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further and continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, covenant, representation, or warranty of this Agreement. No action taken prior to this Agreement, including any investigation by the parties hereto, shall be deemed to constitute a waiver of any representation, warranty, covenant or agreement contained herein, and the parties hereto shall be entitled to rely on the representations and warranties contained herein notwithstanding such investigation, except to the extent that (i) Buyer has been advised in writing prior to the date of closing of the inaccuracy, non-performance, non-fulfillment or breach of a representation, warranty or covenant or agreement contained herein, or (ii) information provided by Sellers prior to the Closing shows that a representation or warranty of the Sellers made in this Agreement is inaccurate, and, in either case, the Buyer completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

          (c) BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors, assigns, executors, personal representatives, estates and heirs. The rights and obligations of the parties hereunder may not be assigned to any other party without the prior written consent of the other party.

          (d) SEVERABILITY. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement, shall not be affected thereby and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

          (e) ENTIRE AGREEMENT. This writing together with the Exhibits and Schedules hereto constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter, and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement and signed by all of the parties hereto.

          (f) HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          (g) GOVERNING LAW; VENUE. This Agreement shall be governed, enforced and construed under and in accordance with the internal laws of the State of Minnesota without regard to any choice or conflict of law principles.

          (h) NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or may be construed to confer on any person, other than the parties hereto and their successors as provided in paragraph (c) above, any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

          (i) SURVIVAL. Other than as limited elsewhere in this Agreement, the respective representations, warranties, covenants, indemnities and agreements of the parties hereto shall survive the Closing and continue in full force and effect without limitation.

          (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties on different counterparts Any party may deliver an executed copy of this Agreement by facsimile transmission and such delivery shall have the same force and effect as any other delivery of a manually signed counterpart of this Agreement. This Agreement shall be effective when counsel to the Buyer and counsel to the Sellers have each received counterparts hereof, signed by the other party. All of such counterparts shall collectively constitute one and the same instrument.

          (k) U. S. FUNDS. All dollar amounts specified in this Agreement are in U. S. funds.

          (l) FINDERS. None of the parties has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

          (m) SUBSIDIARY OF BUYER. At the option of Buyer, the obligations of Buyer hereunder may be performed by a wholly-owned subsidiary of Buyer, to the extent consistent with the terms of this Agreement. Notwithstanding the exercise of said option, the Buyer shall continue to be fully liable as to all of the provisions of this agreement.

          (n) TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement effective the day and year first written above.

                              PREMIS CORPORATION

                              By
                                 -------------------------------------
                                 F. T. Biermeier
                                 Its President





                                 -------------------------------------
                                 Robert Ferguson


                                 -------------------------------------
                                 Ted Anderson


                                 -------------------------------------
                                 REF Computer Corporation


                                 -------------------------------------
                                 Tanya Ferguson


                                 -------------------------------------
                                 Alysha Ferguson Trust


                                 -------------------------------------
                                 Courtney Ferguson Trust